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                                                                     Exhibit 4.2
                                  AMENDMENT TO
                          SHAREHOLDER RIGHTS AGREEMENT

     Amendment, dated as of November 27, 2002 (the "Amendment"), to the Shareholder Rights Agreement, dated as of September 16, 2002 (the "Rights Agreement"), between Monarch Dental Corporation, a Delaware corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company (the "Rights Agent").

                               W I T N E S S E T H

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may prior to a Section 11(a)(ii) Event (as defined in the Rights Agreement) supplement or amend the Rights Agreement without the approval of any holders of certificates representing shares of common stock of the Company; and

     WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1.   Amendments to Section 1.

          (a) Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

               (nn) "Merger" shall have the meaning set forth in the Merger Agreement.

               (oo) "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of November 27, 2002, by and among the Company, Parent and Merger Subsidiary, as may be amended from time to time.

               (pp) "Merger Subsidiary" shall mean Milkweed, Inc., a Delaware corporation.

               (qq) "Parent" shall mean Bright Now! Dental, Inc., a Washington corporation.

          (b) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

          "Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither (i) the execution and delivery of the



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          Merger Agreement nor (ii) the consummation of the Merger shall be deemed to result in Parent, Merger Subsidiary or any other Person becoming an Acquiring Person."

     2. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of
          (i) the execution and delivery of the Merger Agreement or (ii) the consummation of the Merger."

     3. Amendment to Section 7(a). The first sentence of Section 7(a) of the Rights Agreement is hereby amended to read as follows:

          "(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the Close of Business on the tenth anniversary of the Record Date (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which such Rights are exchanged as provided in Section 24 hereof and (iv) the Effective Time (as defined in the Merger Agreement) (the earlier of (i), (ii), (iii) or (iv) being herein referred to as the "Expiration Date")."

     4. Termination of Amendment. Upon the termination of the Merger Agreement in accordance with its terms and without any further action on the part of any of the parties hereto, as of the date of such termination, this Amendment shall become null and void and of no further force or effect.

     5. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

     6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in




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accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

     7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to
Shareholder Rights Agreement to be duly executed as of the day and year first above written.

                                            MONARCH DENTAL CORPORATION

                                            By:  /s/ Lisa K. Peterson
                                               -------------------------------
                                                Name:  Lisa K. Peterson
                                                Title: Chief Financial and
                                                       Administrative Officer



                                            MELLON INVESTOR SERVICES LLC,
                                            as Rights Agent

                                            By:  /s/ David M. Cary
                                               ------------------------------
                                                Name:  David M. Cary
                                                Title: Vice President


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